Exhibit 10.14

EMPLOYMENT CONTRACT NO 141

This employment contract (hereinafter Contract) has been concluded on 06.01.2022 in Tallinn and is effective from 13.01.2022 between

VG Estonia OÜ, registry code ***, located at Paldiski mnt 29, Tallinn 10612, Estonia, e-mail address enquiry@vincentplc.com (hereinafter VG Estonia/Employer), represented by GAN Chief Executive Officer Dermot Smurfit and the management board member Yannick André Svendsen,

and

Jan Roos, ID code ***, resident at ***, e-mail address *** (hereinafter Employee).

WHEREAS:

(A)	The employment contract concluded between *** and the Employee on 20.07.2017 was terminated by agreement on 28.02.2021.

(B)	The Contract replaces the employment contract concluded between the parties on 20.07.2017 and 15.04.2021 (including its annexes). The Employee’s length of employment shall be calculated from the start of the employment relationship as of 01.07.2015.

(C)	The Employee has also valid service agreement regarding the Employee’s activities as the Employer’s management board member (hereinafter Board Member Agreement).

THE PARTIES HAVE AGREED AS FOLLOWS:

1.	TERM AND OBJECT OF EMPLOYMENT

1.1.	The date of starting employment under amended terms and conditions of this Contract is 13.1.2022.

1.2.	The Contract has been concluded for an indefinite period.

1.3.	The trial period of four months is not applied.

1.4.	The Employee is employed as Chief Technology Officer. The skills required from the Employee, his detailed employment tasks, and competence are determined by the job description, which shall be signed as an Appendix no 1 to the Contract. By signing the Contract and Appendix no 1 the Employee confirms that he has thoroughly studied the job description and has fully understood the content of the work duties and competence.

1.5.	Employment tasks are given and controlled by Employer’s Member of the Management Board or a person nominated by him/her.

1.6.	The place of employment is Tallinn, Estonia. The special condition of employment is that the employment includes business trips. Business trips are regulated by the laws of the Republic of Estonia.

1.7.	The Employee can become acquainted with the rules of work organisation adopted by the Employer in the Intranet system, or in documents presented by the Employer upon starting employment and from time to time.

2.	WORKING TIME

2.1.	The Employee shall commence work with full work time, 8 (eight) hours a day and 40 (forty) hours a week. The duration of lunch break is 1 (one) hour and it is not included in the working time.

2.2.	In case of an event or a situation where the Employer’s operation is severely disturbed due to unforeseen technical problems and non-postponable work of the Employee is required to restore it, the Employee is obliged by the order of the Employer to come to work on a vacant day and work overtime, if the work is temporary and imminent.

2.3.	The Employee can work overtime subject to a separate agreement with the Employer.

3.	REMUNERATION

3.1.	The Employer shall pay the Employee a salary in the amount of 17500 Euros (gross) per month (hereinafter Salary). The parties have agreed that if the Board Member Agreement is terminated or it terminates, regardless of the reason, the Salary is deemed automatically increased by the amount of the monthly remuneration that was paid to the Employee under the Board Member Agreement, effective as of the first calendar day immediately following the last day of validity of the Board Member Agreement. The parties have agreed that the Salary includes remuneration for working at night-time.

3.2.	Depending on the Employee’s work results, the Employer at its sole discretion may pay the Employee a target bonus in addition to the Salary (Appendix no 2). Payment of bonus shall not be construed as changing of the Salary as provided in the section 3.1 or become usages and practices.

3.3.	The Employer shall transfer the Employee`s Salary to the bank account No *** indicated by the Employee once a month not later than on the 5th day of the month following the month when the work was carried out.

3.4.	Income tax and unemployment insurance premium shall be withheld from the Employee’s Salary and the Employer shall pay the Employee’s social tax and unemployment insurance premium. In case the Employee has joined the mandatory pension fund or is obliged to make the mandatory pension fund payments under the Funded Pensions Act, the Employer also withholds corresponding pension payments from the Employee’s Salary. The Employee is aware that the amount and type of the taxes and premiums withheld and paid by the Employer on behalf of the Employee may change according to amendments made to the relevant laws.

4.	VACATION

4.1.	The Employee’s annual paid vacation lasts for 28 calendar days.

4.2.	In determining the schedule for vacations, the working arrangements of the Employer and wishes of the Employee are taken into consideration. The vacation can be cancelled and the Employee invited back to work subject to an agreement by the parties. If such a cancellation happens unexpectedly, the Employer will compensate the Employee for direct costs associated with returning to work, such as travel and events cancellation costs.

5.	WORKING CONDITIONS OFFERED BY THE EMPLOYER TO THE EMPLOYEE

5.1.	The Employer shall provide the Employee with office space and necessary equipment.

5.2.

The Employer and the Employee shall conclude, in case of any need, in writing an agreement about objects stipulated in section 5.1. of the Contract for the complete material liability of the Employee pursuant to which the Employee accepts the complete material responsibility for the proper use of the assets entrusted to the Employee by the Employer and obliges to compensate the Employer in full for the material damages arising from lack, deforming/deformation, demolition, loss, breaking etc. of the assets due to the Employee`s careless or willful behavior.

6.	OBLIGATIONS OF THE EMPLOYEE

6.1.	The Employee shall receive and fulfill obligations given by the Employer and/or other companies belonging to the same group as the Employer (hereinafter the Employer and all its group companies jointly, Group Company).

The Employee is obliged to:

6.1.1.	perform the agreed work and perform the duties arising from the characteristics or general conduct of the work without special instructions;

6.1.2.	promptly notify the Employer of impediments to work or the threat thereof and, if possible, to eliminate such impediments or threats without special instructions;

6.1.3.	communicate politely and properly with colleagues, the Employer’s representatives and third parties (including clients, associates etc.) and to rationally utilize the property trusted to him/her by the Employer and other persons and colleagues;

6.1.4.	dedicate all his/her attention and abilities to fulfilling the contractual obligations during work hours and fulfil the mentioned obligations and use the associated authority carefully and diligently;

6.1.5.	inform the Employer about the changes of his/her place of residence, contact information and bank account used to transfer the Salary no later than one week after the changes have occurred;

6.1.6.	notify the Employer at the earliest opportunity of his/her temporary incapacity for work and, where possible, the presumed duration thereof;

6.1.7.	refrain from actions which hinder other employees from performing their duties or endanger the property or reputation of the Employer, other employees or third parties (including the Employer’s clients and partners) or bring about the clients’ or partners’ distrust in the Employer;

6.1.8.	cooperate with the Group Company in order to timely submit any and all applicable gaming applications that may be required by the Employee’s position;

6.1.9.	perform any other obligations arising from laws, the Contract, and rules of work organisation established by the Employer.

7.	CONFIDENTIALITY OBLIGATION

7.1.	The Employee shall maintain confidential and shall not disclose or use (except for the purposes of the performance of work duties), both during the term of the Contract and within 3 (three) years after the termination of the Contract, business secrets of the Employer and/or the Group Company, which have become known to the Employee in relation to the performance of his/her work duties and the disclosure of which could significantly affect the legitimate economic interests of the Group Company and which are not generally available and/or which have a notation “Confidential” or any equivalent notation and/or that are disclosed to third parties only confidentially and/or that were disclosed to the Group Company by the clients, suppliers, or other persons as confidential. The Employee is also required to take reasonable measures to prevent the Group Company’s business secrets getting into the possession of a third party. The following data, but not limited to, about the Group Company, in any form and/or on any data medium, is considered as a business secret:

7.1.1.	any information related to, exchanged with or related to agreements negotiated and/or entered into with the Group Company’s customers, suppliers, sub-suppliers, and other co-operation partners;

7.1.2.	any information related to the Group Company’s commercial and other agreements, financial status, monetary operations and transactions, accounting data and pricing principles (including rebates), developments and future plans, planned transactions, market surveys, negotiations, training materials, etc;

7.1.3.	any information related to the Group Company’s structure, internal work procedures and key employees, directing bodies and shareholders, including their personal information (salary conditions and amounts, procedure for payment, contact details, work experience, etc);

7.1.4.	any information related to intellectual property or IT in use (including status of IT-database and intended acquisitions, information regarding created IT hardware and software, software code, design), any information related to the provided services or sold goods, all the usernames, passwords, access phrases of IT systems used by the Group Company, location of servers, inter-company e-mail, which has not been made publicly available, decryption keys, etc;

7.1.5.	any information related to the cases being heard in the court or cases in the proceedings of extra-judicial institutions resolving disputes to which the Group Company is a party (including labour dispute committee, arbitration etc).

7.2.	The Employee shall keep the business secrets also in case the information provided in section 7.1 has become known to the Employee by mistake, i.e. if the Employee has acquired or possesses the above-mentioned information not in connection with the performance of his/her work duties and/or as a result of it.

7.3.	The parties have agreed that in case of a violation of the obligation to keep business secrets the Employer is entitled to demand and the Employee undertakes to immediately terminate the violation of the obligation and additionally pay the Employer a contractual penalty equal to the Employee’s 3-months’ Salary or increased Salary as stipulated in section 3.1 of the Contract by transferring this amount to the Employer’s bank account within 10 (ten) calendar days from receipt of a respective written claim. The Employee shall also compensate the Employer for all damages exceeding the contractual penalty.

7.4.	The business secrets as provided in the Contract are considered to be business secrets until the management or a representative of the Group Company has publicly disclosed the respective information.

8.	NON-COMPETE AGREEMENT

8.1.

During the validity of the Contract and 12 (twelve) months after the termination of the Contract, the Employee shall not, without a prior written consent of the Employer, directly or indirectly, either alone or with others, or on behalf of any other person, compete with the Employer in Estonia, Latvia, Lithuania, Malta, Finland, Sweden, Norway, Denmark, Iceland, Canada, Chile, Peru, Poland, Ecuador, Paraguay, USA, UK, Bulgaria, Israel and any other jurisdictions, where the Employer and/or its direct and/or indirect Group Companies has operations which generates at least 5% of the turnover of all Group Companies, including, but not limited to:

8.1.1.	shall not be employed by, member of the board, member of the supervisory board or member of any other body of the legal entity or other business unit that is or might potentially be a competitor of the Employer and/or its direct and/or indirect Group Companies;

8.1.2.	shall not consult, enter into agreements with, be agent, participate individually or otherwise in the legal entities or other business units that are or might potentially be the competitors of the Employer and/or its direct and/or indirect Group Companies;

8.1.3.	shall not directly or indirectly be engaged in business that competes or might potentially compete with the business of the Employer and/or its direct and/or indirect Group Companies;

8.1.4.	shall not directly or indirectly own shares, other parts of capital or hold any other direct or indirect private interests in the legal entities or other businesses that are or might potentially be the competitors of the Employer and/or its direct or indirect Group Companies, except that the Employee may (a) hold up to 5% of any class of securities of any company listed or dealt in a regulated market; (b) make angel investments into any early stage company provided that as a result of such investment the shareholding (or other equity interest) of the Employee in each such company does not exceed 5% of such company’s share capital.

8.2.	The term “compete” used in section 8.1 hereof shall be understood as competing in internet gambling and betting service business and provision of the following support services: customer support, financial support, IT support, Sportsbook support, etc. (such support services hereinafter Restricted Support Services); and the term “competitor” means a person who is engaged in provision of gambling services as its main business activity or any Restricted Support Services to companies providing gambling services. The term “private interests” of the Employee used in section 8.1.4 shall mean personal property and/or non-property interests of the Employee or interests of the persons directly or indirectly controlled by the Employee.

8.3.	The Employer will pay the Employee a monthly compensation for observing the non-competition obligation applicable after the termination of the Contract (hereinafter Compensation). The amount of the monthly Compensation shall be 100% of the total of the accrued or agreed remuneration and salaries payable to the Employee by the Employer under any employment and/or service agreements/relationships (including management board member and/or director service agreement/relationship) for the last month, i.e. the month preceding the month when this Contract terminates or is terminated. This Compensation will be paid to the Employee’s bank account by the 5th date of each month following the month of observing the non-competition obligation.

8.4.	If the Employee breaches non-competition obligations provided for in section 8.1 of this Contract, the Employee shall pay to the Employer within 30 (thirty) calendar days as from receipt of a written claim from the Employer a contractual penalty equal to the Employee’s 3-months’ Salary or increased Salary as stipulated in section 3.1 of the Contract for any such breach and compensate any loss or damages that are not compensated by the contractual penalty.

8.5.	The Employer has the right to demand from the Employee, both during the validity of the Contract and after the termination of the Contract, any information concerning the Employee’s employment and economic or professional activities to the extent that it is required for exercising supervision over the performance of non-compete obligation.

8.6.	The Employer is entitled to cancel the non-compete agreement unilaterally upon 120 (one hundred twenty) days prior notice.

9.	INTELLECTUAL PROPERTY

9.1.	For the purpose of this section, Intellectual Property Rights mean all copyrights and industrial property rights and similar rights of whatever nature anywhere in the world whether currently existing or coming into existence at some future time, whether registered or not, including (but not limited to) any copyrights and related rights, industrial design rights, patents and utility models, trademarks, business and domain names, database rights, software rights, topography rights, trade secrets, know-how and other legal rights anywhere in the world protecting such intangible property including, where applicable, renewals, extensions and applications for registration and the right to sue for damages for past and future infringement in respect of any of the same.

9.2.	To the extent not done before, the Employee hereby exclusively and unconditionally and without any separate consideration, assigns to the Employer free from all encumbrances and third party rights, all Intellectual Property Rights with respect to works that have been, or will, in the future, be made, developed, created or otherwise delivered by the Employee (i) in the course of his/her employment relationship with the Employer or a Group Company or in connection therewith and/or (ii) by way of using the equipment, facilities, assets, know-how or information of the Employer or a Group Company (hereinafter Works). The aforesaid shall apply also with respect to those Works with respect to which industrial property registrations or means of protection will be obtained in the future. All such Intellectual Property Rights are deemed automatically transferred to the Employer as of the moment of their creation without any separate consideration payable and for the whole period of validity of the respective Intellectual Property Rights.

9.3.	If and to the extent it is impossible as a matter of law to transfer ownership in the Intellectual Property Rights specified in section 9.2 from the Employee to the Employer, the Employee hereby grants to the Employer (to the maximum extent and length possible under applicable law) an exclusive (excluding also the Employee), irrevocable, transferable, sub-licensable, fully paid-up, world-wide, unconditional and unlimited right to exercise such Intellectual Property Rights in any manner now known or in the future introduced.

9.4.	In accordance with section 9.2, the Employee grants to Employer the worldwide right to apply for registration and become owner of any patent, utility model, industrial design right or any other registrable right.

9.5.	The Employee grants to the Employer in regard of all copyright-protected Works a transferable, sub-licensable, worldwide, unconditional and unlimited exclusive right (exclusive license) to use and exploit the author’s moral rights (as defined in the copyright laws) for the maximum period permitted under applicable laws.

9.6.	In order to ensure that the Employer will be able to acquire, perfect, use and exercise the rights assigned or licensed to it under the above provisions the Employee shall:

9.6.1.	transfer possession, ownership, and title to media, models, prototypes, and other tangible objects containing Works to the Employer, including delivery of a copy of the source code for any software, if the Employee has acquired the ownership or possession of such item;

9.6.2.	sign documents and take other actions at the Employer’s request to assist the Employer in the documentation, perfection, registration (including cooperation in conducting the patent research and claims) and enforcement of its rights, including to obtain acceptance of any applications for registering Intellectual Property Rights and for procuring the grant of the Intellectual Property Rights as well as for the registration of the Employer as the proprietor of the Intellectual Property Rights; and

9.6.3.

provide the Employer with information regarding the creation of Intellectual Property and help the Employer to record, perfect, register, defend, and enforce such rights in any and all countries, including in case the validity of any Intellectual Property Rights is challenged.

9.7.	In case, under applicable law, the Employee retains any rights of authorship, integrity, disclosure and withdrawal or any other inalienable rights to Works, the Employee hereby agrees not to exercise such rights, in any way other than for the purpose of performing his/her obligations with respect to the Employer or for performing the obligations of the Employer.

9.8.	The parties agree that the fee for assignment and licensing of the Intellectual Property Rights and the Works is included in the Salary paid under this Agreement. The Employee hereby unconditionally waives any and all of his/her current and future rights and claims to receive any additional compensation or payment for exploiting any Intellectual Property Rights or Works, including, any right to receive any additional compensation or payment in connection with any exploitation of patents or utility models being part of the Works.

9.9.	The termination of this Contract (irrespective of the reason) shall not affect the validity of transfers made and licenses given hereunder.

10.	OTHER CONDITIONS

10.1.	The Agreement shall enter into force as of signing of it by the parties. Any amendment or supplement to the Contract shall be valid if it is made in writing and signed by both parties.

10.2.	The processing of the Employee’s personal data is described in the rules of work organisation.

10.3.	In questions not covered by the Contract, the parties shall apply applicable laws of Estonia and other acts regulating their relationship.

10.4.	The Contract terminates or is cancelled on the basis and according to the procedure provided in the Employment Contracts Act. When cancelling the Contract, the cancelling Party must follow the terms of advance notice provided in § 96, 97, 98 and 103 of the Employment Contracts Act.

10.5.	The parties hereby agree to keep in secret and not to disclose to third parties any information regarding the termination of the Contract (including the reasons of termination) unless and to the extent disclosure of such information is required by the laws of the Republic of Estonia or unless disclosure is made to applicable government authorities and/or gaming regulators of the Group Company, or a party’s legal advisor(s) bound by confidentiality.

10.6.	Upon termination of the Contract, the Employer shall pay the Employee, in addition to the final settlement, a severance payment (hereinafter Severance Payment), unless the Contract is cancelled by the Employer due to the Employee’s material breach of the Contract. The amount of the Severance Payment shall be three times the total of the accrued or agreed remuneration and salaries payable to the Employee by the Group Companies under any employment and/or service agreements/relationships (including management board member and/or director service agreement/relationship) for the last month, i.e. the month preceding the month when this Contract terminates or is terminated. The Employee is entitled to the Severance Payment also in case the Employer is liquidated, or the Employer is declared bankrupt. The Severance Payment shall be paid to the Employee on the date of termination of the Contract.

10.7.	This Contract is not subject to any collective agreement.

10.8.	The parties shall forward all notices relating to the performance of the Contract to the postal or e-mail address indicated in the Contract. All notices relating to the amendment, termination or violation of the Contract shall be forwarded in a format which can be reproduced in writing.

10.9.	All disputes arising from the Contract are settled first through negotiations. If the parties fail to reach an agreement, the dispute is settled as determined by the legislation of the Republic of Estonia.

10.10.	The parties shall not, during the validity and after the termination of the Contract, address any conflicts or disagreements between them in public, media or Internet, including social media platforms.

10.11.	If the Employer breaches section 10.5 or 10.10 of the Contract, the Employee is entitled to demand and the Employer undertakes to immediately terminate the violation of the obligation and additionally pay the Employee a contractual penalty equal to the Employee’s 3-months’ Salary or increased Salary as stipulated in section 3.1 of the Contract by transferring this amount to the Employee’s bank account within 10 (ten) calendar days from receipt of a respective written claim. The Employer shall also compensate the Employee for all damages exceeding the contractual penalty.

Signatures of the parties:

/s/ Yannick André Svendsen
Yannick André Svendsen, Chief Financial Officer, Coolbet
VG Estonia OÜ

/s/ Dermot Smurfit
Dermot Smurfit,
Representative of VG Estonia OÜ, Chief Executive Officer GAN

/s/ Jan Roos
Employee: Jan Roos

Appendix 1 – Job Description

Appendix 2 – Annual Target Bonus

Appendix 3 - Equity Incentive Plan

Appendix 4 – Change-in-Control Payments and Benefits

Job Description

Appendix No. 1 to Employment Contract No 141

Title: Chief Technology Officer

Company: VG Estonia OÜ

Reports to: Chief Executive Officer, GAN

Main Relationships: Management, Supervisory Board, all departments.

Requirements for Position

♦ Education: Bachelor’s degree in IT field

♦ Experience: Working in software development projects at least 7 years, 3 years of iGaming experience and 1 year of people management experience.

♦ Computer skills: Good computer using skills, good MS Office programs using skills.

♦ Language skills: Excellent written and spoken English and one other of the company’s core languages (Norwegian, Swedish, Finish, Estonian).

♦ Personal characteristics: Excellent oral and written communication skills, good co-operation skills, oriented to achievements, strategic and analytical thinking, able to take initiative and handle stress, good at problem solving and multitasking, ability to efficiently manage resources (people, time, money, work), ability to prioritize work, ability to lead, motivate and coach people. Ability to convey information to non-technical colleagues in a concise and clear way.

Job summary (Purpose of the position)

Oversees all technical aspects and technological resources of an organization. Establishes a technological vision for the company and leads the company’s technological development.

Duties and Responsibilities (including, but not limited to)

1. Manage Company’s IT team.

2. Manage the performance of and be contact person for technical consultants of the Company.

3. Recruit IT personnel.

4. Manage IT resources.

5. Manage software development processes.

6. Ensure quality of Company’s software under development.

7. Ensure the proper operation of technical systems. Minimize downtime.

8. Analyze occurring issues and solve root causes.

9. Make sure that data is stored securely in the company’s systems.

10. Ensure frequent data backups and have a plan for disaster recovery.

11. Ensure adequate documentation of the software development processes and the software.

12. Develop, analyze and maintain department’s budget and forecasts.

13. Report agreed KPIs on a weekly, monthly, quarterly and annual basis.

14. Follow work assignments given by the CEO or management.

15. Responsibilities may require evening and weekend work according to the needs of the systems being supported.

16. Ensure smooth communication between the IT department and the rest of the company.

17. Maximise employees’ retention and engagement.

18. The CTO may be required to undertake any of the above mentioned duties or any other duties from time to time as the Company may require with any of the Group Companies (any subsidiary companies of Vincent Group Limited).

Annual Target Bonus

Appendix No. 2 to Employment Contract No 141

Title: Chief Technology Officer

Company: VG Estonia OÜ

Reports to: Chief Executive Officer, GAN

1.	The Employee shall be eligible to earn an annual target bonus equal to 100% of Employee’s Base Salary actually paid to the Employee for the calendar year (the “Target Bonus”), as determined by the Compensation Committee of the Board (the “Compensation Committee”),

1.1.	based 50% upon the Company’s performance, with such Company performance goals to be set annually in good faith by the Compensation Committee, and 50% upon the Employee meeting certain specific performance objectives to be defined by the CEO in consultation with the Compensation Committee and the Employee.

1.2.	Notwithstanding the forgoing, the Employee shall be deemed to have earned the Target Bonus so long as all of the following conditions have been satisfied: (i) the Employee remains employed with the Company through the end of the year in which the applicable Target Bonus is based, (ii) the Employee does not voluntarily terminate his Employment (other than for Good Reason*) prior to the payment of the Target Bonus, and (iii) the Employee is materially in compliance with this Agreement. The Company shall pay to the Employee the Target Bonus within 90 calendar days following the end of the Company’s applicable fiscal year.

2.	The Employee’s 2021 annual bonus target does not change. The Employee’s 2021 target bonus may now be fulfilled as (i) 65% cash, and (ii) 10% nil-cost options (the award of which is based on Employee’s performance and Company performance), that are immediately vested; provided, however, the Employee may elect, within 5 business days of receiving notice thereof, to receive, in lieu of the 65% cash, from 1 - 65% in nil-cost options, at a multiplier of 1.5%. Further, the Employee may elect, within 5 business days of receiving notice thereof, to apply the multiplier of 1.5% to the 10% nil-cost options.

3.	Notwithstanding the foregoing, the Employee’s 2022 year-end Target Bonus (and on a going-forward basis), may be fulfilled with a maximum 50% of such bonus paid in cash, and the remaining 50% portion paid in RSUs (the award of which is based on the Employee’s performance and Company performance, as further contemplated in this Employment Agreement), that are immediately vested.

3.1.	For each fully vested options tranche, the Employee has up to 3 years and 6 months from the contract start date to exercise the tranche if the Employee has voluntarily or involuntarily terminated his Employment. If the Employee has not terminated his Employment with the Company, the Employee may elect to exercise his options if they have fully vested.

*Good Reason” means, without the Employee’s written consent: (i) any material diminution in Employee’s authorities, duties, titles, or responsibilities with the Employer or successor company; (ii) any material reduction of Employee’s benefits, unless such reduction is in connection with a general reduction of benefits across the Employer or successor company; (iii) any reduction in Employee’s compensation, including but not limited to a reduction in Employee’s potential Target Bonus, unless such reduction is in connection with a general reduction of compensation across the Employer or successor company; (iv) any change in Employee’s direct reporting line to the CEO of the parent company or successor parent company; (v) relocation of Employee’s Principal Place of Business outside of a 30 mile/48 km radius without the express written consent of Employee, or (vi) any failure to pay timely and completely any Base Salary or Target Bonus owed to Employee for work performed for the benefit and on behalf of the Employer.

Equity Incentive Plan

Appendix No. 3 to Employment Contract No 141

Title: Chief Technology Officer

Company: VG Estonia OÜ

Reports to: Chief Executive Officer, GAN

On or about May 4, 2020, the Company (all companies and subsidiaries inclusive of GAN Limited, GAN Nevada, Vincent Group Limited) established the 2020 Equity Incentive Plan (the “Plan”), which is attached hereto this Contract and incorporated by reference. Executive shall be eligible to receive, but not guaranteed, equity awards under the Plan (“Equity Awards”) pursuant to form agreements that describe, among other things, the vesting schedule, strike price (if applicable), expiration date, and other terms, all of which are incorporated herein by reference (each an “Award Agreement”).

For each calendar year commencing in the year following the year in which the Effective Date occurs, but not later than March 31 of each such year, Employee will be eligible, but not guaranteed, to receive an annual grant of equity grant under an Award Agreement in an amount established by the Chief Executive Officer, in consultation with the Company’s Compensation Committee.

Executive’s Equity Award for each calendar year from 2022 onward will be based on a percentage (150%) of Executive’s Base Salary, issued as options vesting annually over 4 years. The LTI grant will be refreshed each year at the discretion of the Company, subject to approval by its Board of Directors. The initial LTI grants are not envisioned to have a performance-based vesting component, however the Company reserves the right to introduce this in the future.

Year One Equity Grant. Subject to Board approval, before the end of the first quarter of 2022, the Company will grant Employee an Equity Award of 37,303 share options. Vesting will commence within Q1 2022.

Special Vested Options Exercise Timeline Provision. For each fully vested options tranche, the Employee has up to 3 years and 6 months from the contract start date to exercise the tranche if the Employee has voluntarily or involuntarily terminated his Employment. If the Employee has not terminated his Employment with the Company, the Employee may elect to exercise his options if they have fully vested.

Change-in-Control Payments and Benefits

Appendix No. 4 to Employment Contract No 141

Title: Chief Technology Officer

Company: VG Estonia OÜ

Reports to: Chief Executive Officer, GAN

Change-in-Control Payments and Benefits. Not in limitation of the forgoing, upon a Change-in-Control, Employee shall be entitled to the additional payments and equity treatment set forth in this section incremental to any other compensation due to Employee under this Agreement.

a. Transaction Bonus. If a Change-in-Control occurs, the Employer shall pay Employee a transaction bonus in an amount equal to one hundred percent (100%) of Employee’s then-current Base Salary (the “Transaction Bonus”). The Employer shall pay Employee the Transaction Bonus in a lump sum within ten (10) days following the Change-in-Control.

b. Equity Acceleration. Notwithstanding anything to the contrary in this Contract, Award Agreement, or otherwise, if Employee’s employment is terminated by the Employer pursuant to applicable law or by Employee for Good Reason within three (3) months before or two (2) years after a Change-in-Control occurs, all of Employee’s Equity Awards shall accelerate and become fully vested, non-forfeitable, and exercisable, regardless of any limitation with respect to time, performance, vesting, or other restrictions.

Elevated Cash Severance and Benefits. If Employee’s employment is terminated by the Employer pursuant to applicable law or by Employee for Good Reason within three (3) months before or two (2) years after a Change-in-Control occurs, then the Employer shall (i) in lieu of any amounts payable provide to Employee a cash severance payment in an amount equal to one and one-half (1.5) times the sum of Employee’s then-current Base Salary and Target Bonus, payable in a lump sum within ten (10) calendar days of the Termination Date and (ii) the Pro Rata Bonus.